QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

PACIFIC NORTHWEST BANCORP
DEFERRED COMPENSATION PLAN

Effective as of December 1, 2000

    This Pacific Northwest Bancorp Deferred Compensation Plan (the "Plan") is adopted by Pacific Northwest Bancorp and its subsidiaries (hereinafter referred to collectively as the "Company") for certain executives of the Company. The purpose of the Plan is to offer Eligible Employees an opportunity to elect to defer the receipt of compensation in order to provide termination of employment benefits taxable pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

    Accordingly, the following Plan is adopted.

ARTICLE 1

DEFINITIONS

    In this Plan, the following words and phrases shall have the following meanings, unless the context requires otherwise:

    1.1 "Account" means the balance credited to a Participant's or Beneficiary's Account, including interest earned thereon, and credited thereto.

    1.2 "Beneficiary" means any person or persons so designated in accordance with the provisions of ARTICLE 6 hereof.

    1.3 "Board" means the Board of Directors of Pacific Northwest Bancorp.

    1.4 "Code" means the Internal Revenue Code of 1986, as amended, or as it may be amended from time-to-time.

    1.5 "Committee" means the Board or such Committee as is designated by the Board to administer the Plan.

    1.6 "Company" means Pacific Northwest Bancorp and its subsidiaries.

    1.7 "Compensation" means the total current cash remuneration (including bonus, if any) paid by the Company to an Eligible Employee of the Company.

    1.8 "Compensation Deferral" has the meaning set forth in ARTICLE 3.

    1.9 "Effective Date" means the effective date of the Plan, which shall be December 1, 2000.

    1.10 "Eligible Employee" means an employee selected by the Committee who holds a position of responsibility with the Company and whose performance has a significant effect on the success of the Company.

    1.11 "Entry Date" means the first date of the pay period following the date on which an individual first becomes an Eligible Employee.

    1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or as it may be amended from time to time.

    1.13 "Financial Hardship" means (a) severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant or a dependent (as defined in Code Section 152(a)) of the Participant; (b) loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Committee.

    1.14 "Participant" means an Eligible Employee who elects to participate in the Plan.

    1.15 "Participant Enrollment and Election Form" means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

    1.16 "Plan" means this Pacific Northwest Bancorp Deferred Compensation Plan, as amended from time to time.

    1.17 "Prime Rate" means the prime rate reported in The Wall Street Journal. The prime rate reported in The Wall Street Journal is defined as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks." This definition is subject to modification by The Wall Street Journal from time to time.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

    2.1  Requirements.  Every Eligible Employee shall be eligible to become a Participant in the Plan on the first Entry Date occurring on or after the date on which they become an Eligible Employee. Participation in the Plan is voluntary. In order to participate, an Eligible Employee must complete the Participant Enrollment and Election Form and must agree to make Compensation Deferrals.

    2.2  Change of Employment Category.  During any period in which a Participant remains in the employ of the Company but ceases to be an Eligible Employee, such participant shall not be eligible to make Compensation Deferrals hereunder.

ARTICLE 3

DEFERRED COMPENSATION AND ADDITIONS TO DEFERRED AMOUNTS

    3.1  Participant Compensation Deferrals.  In accordance with rules established by the Committee, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant. A Participant shall be permitted to defer annually up to a maximum of fifteen percent (15%) of his Compensation. Amounts so deferred will be considered a Participant's "Compensation Deferral."

    Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus not yet payable to the Participant at the time of the election. The Participant may change his Compensation Deferral amount by providing written notice delivered to the Committee, with such change to commence with the first payroll period occurring after thirty (30) days from the date of the notice. Once made, a Compensation Deferral election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form. Compensation Deferrals shall be deducted by the Company from the compensation other payable to a Participant and shall be credited to the Account of the deferring Participant.

    3.2  Additions.  Each Participant's Account shall accrue interest quarterly based on the Prime Rate minus two percent (2%) on the last business day of each quarter.

ARTICLE 4

DISTRIBUTION OF ACCOUNT

    4.1  Method of Distribution.  Distribution of a Participant's Account shall commence within thirty (30) days after the date of Participant's termination of employment with the Company for any reason. The form of distribution may be in lump sum, or in equal monthly installments made over a period of years selected by the Participant. The Participant shall have the right to elect and amend his election, from time to time, prior to termination of employment. If no election has been made prior to termination of employment, the payment shall be in lump sum. If the payment hereunder is to be made in installments, the total to be so paid shall continue to accrue interest quarterly as provided in ARTICLE 3 hereof. If a Participant elects to receive installment payments, the Company shall have the discretion to convert the payments to a lump sum payment if at termination of employment the value of the Participant's Account is less than Ten Thousand and No/100 Dollars ($10,000.00), or, regardless of the value at the date of termination of employment, reduce the period over which payment is made, so that the monthly payment is no less than Five Hundred and No/100 Dollars ($500.00).

    4.2  Death Benefits.  If a Participant dies before terminating his employment with the Company or after terminating his employment but before he has received all payments to which he is entitled under the Plan, the entire then-value of the Participant's Account shall be paid to the person or persons designated in accordance with Section 6.1 hereof, in a lump sum payable within thirty (30) days of the date the Company is notified or otherwise becomes aware of the death of the Participant.

ARTICLE 5

HARDSHIP DISTRIBUTIONS

    In the event of the Financial Hardship of a Participant, the Participant may apply to the Committee for the distribution of all or any part of his Account. The Committee shall consider the circumstances of each such case and the best interests of the Participant and the Participant's family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of Financial Hardship, the Company shall make the appropriate distribution to the Participant from the Participant's Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant's Account or the amount determined by the Committee to be necessary to alleviate the Participant's Financial Hardship (which Financial Hardship may be considered to include any taxes due because of the distribution occurring because of this ARTICLE 5), and which is not reasonably available from other resources of the Participant. For purposes of this ARTICLE 5, the value of the Participant's Account shall be determined as of the date of the distribution.

ARTICLE 6

DESIGNATION OF BENEFICIARY

    6.1  Designation of Beneficiaries.  Each Participant from time to time may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company during the Participant's lifetime.

    In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then-

living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Committee deems to be appropriate.

    6.2  Information to be Furnished By Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries.  Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his last post office address as shown on the Company's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Company notifies any Participant or Beneficiary that they are entitled to an amount under the Plan, and the Participant or Beneficiary fails to claim such amount or make his location known to the Company within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant or Beneficiary is known to the Company, the Company may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company determines. If the location of none of the foregoing persons can be determined, the Company shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for gains and losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subjected to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 7

BENEFITS PAYABLE ONLY FROM GENERAL ASSETS OF THE COMPANY;
UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT

    No Participant shall have any preferred claim on, nor any beneficial ownership interest in, any assets invested under the Plan. All rights created under the Plan shall be mere unsecured contractual, but enforceable, rights of the Participants and their beneficiaries against the Company. The Participants and their beneficiaries shall have no greater rights than the rights of unsecured general creditors. The payments to the Participant or Participant's beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the Company; no person, shall have nor acquire any interest in any Company assets by virtue of the provisions of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire a legal or equitable right, interest or claim in or to any property or assets of the Company.

ARTICLE 8

NON-ALIENATION OF BENEFITS

    No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If a Participant or any beneficiary hereunder should become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Company, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of Participant or the beneficiary, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board may deem proper.

ARTICLE 9

AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

    The Committee may alter, amend, suspend or terminate the Plan; provided that no such action shall deprive Participant or Beneficiary of the value of Participant's Account prior to the date of such action. The foregoing notwithstanding, the Plan may be amended by the Company at any time, retroactively, if required, in the opinion of the Company, in order to ensure that the Plan is characterized as a Deferred Compensation Plan maintained for a select group of management or highly compensated employees as described under ERISA, and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE 10

ADMINISTRATION

    10.1  Administration.  This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan, to grant waivers of the restrictions set forth in this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in any manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Section 10.2 of this Plan shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided required by law.

    10.2  Delegation of Authority.  The Committee may delegate to a senior officer(s) of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to select Eligible Employees or to resolve claims made in accordance with Section 10.5 of this Plan.

    10.3  Administration Expenses.  The Company shall pay all administrative costs and expenses incurred with regard to the operation of the Plan. The Committee, and any person delegated under the provisions hereof to carry out any responsibilities under the Plan, shall serve without compensation but shall be entitled to reimbursement from the Company for any reasonable expenses actually and properly incurred in the performance of its/his duties.

    10.4  Committee Indemnified.  The Company shall indemnify and defend the Committee, and any person delegated under the provisions hereof to carry out any fiduciary or other responsibilities under the Plan, and hold them harmless from the effects, consequences, expenses, attorneys' fees and damages of its/his acts or conduct in its/his capacity as a fiduciary, to the fullest extent that is permissible under the law. Such indemnification shall be in addition to any other rights each may have as a matter of law, or by reason of any insurance or other indemnification.

    10.5  Claims Procedure.  Any person claiming a benefit under the Plan (a "Claimant") shall present the claim in writing to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

      (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

      (b) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or information is necessary; and

      (c) An explanation of the Plan's review procedure.

    The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Company's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Company to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied, and the Claimant shall be permitted to proceed to the review stage described hereinafter.

    Any Claimant (or such Claimant's authorized representative), whose claim is denied or deemed to have been denied, may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by giving notice in writing to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

    The decision on review normally shall be made within sixty (60) days of the Committee's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified in writing by the Committee prior to the commencement of the extension, and the time limit of the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include specific references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above. If the decision on review is not furnished to Claimant within such time, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE 11

NO CONTRACT OF EMPLOYMENT

    Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon Participant the right to continue to be employed by the Company in Participant's present capacity or in any capacity. Nothing herein contained shall be construed as giving any employee of the Company the right to be retained as an employee or as impairing the right of the Company to terminate his service.

ARTICLE 12

MISCELLANEOUS

    12.1  Binding Obligation of the Company and Any Successor in Interest.  This Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

    12.2  Severability.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

    12.3  Effect of Other Benefit Plans.  Nothing contained in this Plan shall affect the right of Participant to participate in, or be covered by, any qualified or non-qualified pension, profit sharing, group bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company's existing or future compensation structure.

    12.4  Headings.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

    12.5  Litigation.  Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

    12.6  Gender and Number.  Where the context and circumstances require, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the singular of all words shall include the plural and the plural shall include the singular.

    12.7  Applicable Law  The laws of the State of Washington shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Venue for any action arising under the Plan shall be in King County, Washington.

    This Plan was adopted by the Board of Directors on October 17, 2000.

QuickLinks

PACIFIC NORTHWEST BANCORP DEFERRED COMPENSATION PLAN
Effective as of December 1, 2000
ARTICLE 1 DEFINITIONS
ARTICLE 2 ELIGIBILITY AND PARTICIPATION
ARTICLE 3 DEFERRED COMPENSATION AND ADDITIONS TO DEFERRED AMOUNTS
ARTICLE 4 DISTRIBUTION OF ACCOUNT
ARTICLE 5 HARDSHIP DISTRIBUTIONS
ARTICLE 6 DESIGNATION OF BENEFICIARY
ARTICLE 7 BENEFITS PAYABLE ONLY FROM GENERAL ASSETS OF THE COMPANY; UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT
ARTICLE 8 NON-ALIENATION OF BENEFITS
ARTICLE 9 AMENDMENT, SUSPENSION OR TERMINATION OF PLAN
ARTICLE 10 ADMINISTRATION
ARTICLE 11 NO CONTRACT OF EMPLOYMENT
ARTICLE 12 MISCELLANEOUS